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                                                                    EXHIBIT 99.1


UWIN POSTS ANNUAL MEETING PRESENTATION ON WEB SITE

HOUSTON, Sept. 12 -- Nevada Gold & Casinos, Inc. (OTC Bulletin Board: UWIN - news), a resorts and entertainment company, announced that it has posted the presentation made at its September 10, 2001 Annual Shareholders' Meeting on the Nevada Gold web site located at www.nevadagold.com . The presentation will be viewable using Adobe Acrobat, which may be downloaded for free using a link from UWIN's web site. The presentation will be available for a period of 30 days.

About Nevada Gold & Casinos, Inc:

UWIN currently owns 43 percent of the Isle of Capri Casino-Black Hawk, the largest hotel casino in Colorado, through a joint venture with Isle of Capri Casinos, Inc. (Nasdaq: ISLE - news). The Company also owns approximately 240 acres of undeveloped real estate contiguous to Black Hawk, Colorado, which UWIN intends to develop into a master-planned resort community. UWIN also owns 51% of Dry Creek Casino, LLC, who with its other members, are assisting the Dry Creek Band of Pomo Indians with the development of their wholly-owned temporary casino in Sonoma County, California. In addition, UWIN owns 850 acres of New York's Wellesley Island, with plans to develop an upscale resort. UWIN also controls approximately 30 percent of Restaurant Connections International, Inc. (RCI), which owns and operates 19 Pizza Hut restaurants in Sao Paulo, Brazil.

For more information about UWIN, please visit UWIN's Web site at www.nevadagold.com.

Except for historical information contained in this release, certain matters set forth in this press release are forward looking statements that are subject to risks and uncertainties, including government regulation and taxation, customer attendance and spending, competition, capital resources, general economic conditions, and other risks detailed in the Company's SEC reports.

     For More Information, Contact:

     H. Thomas Winn, President/CEO     Cynthia Thompson, President/CEO
     Nevada Gold & Casinos, Inc.       Intuitive Solutions International
     713/621-2245                      713-629-7400
     Twinn@nevadagold.com              Cynthia@isiglobal.com

     Jim Drewitz
     Creative Options
     (972) 355-6070
     jimmydd@flash.net